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                                                                      EXHIBIT 99
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[TELXON LOGO]
                                                                    NEWS RELEASE

                   TELXON ANNOUNCES EXTENSION OF BANK WAIVERS
                            AND FILING OF FY1999 10-K

         AKRON, OHIO, July 1, 1999 - Telxon Corporation (Nasdaq: TLXN), a world leader in delivering quality, innovative solutions for mobile information systems, announced today that it has obtained a further extension of waivers under its revolving credit facility and separate business purpose revolving promissory note. The waivers, effective through August 30, 1999, are for certain covenant violations arising from the restatement of the company's financial statements, as described in its news releases dated February 23, 1999 and June 16, 1999, and current operating results. The company anticipates that the waiver extensions will provide it with the time necessary to effect the refinancing of its existing credit line with a new $75 million senior credit facility, as announced on June 16, 1999.

         In addition, the company announced that, due to the previously announced delay in the closing of its fiscal 1999 fourth quarter, the annual audit of its fiscal 1999 financial statements has not yet been completed. As a result, the company was unable to file its fiscal 1999 Form 10-K when due June 29, 1999 and will avail itself of the 15-day extension allowed under SEC rules for meeting the year-end filing requirement.

         Telxon Corporation is a leading global designer and manufacturer of wireless and mobile information systems for vertical markets. The company integrates advanced mobile computing and wireless data communication technology with a wide array of peripherals, application-specific software and global customer services for its customers in more than 60 countries. Telxon's website address is www.telxon.com.

         Other than the historical financial information discussed above, this news release constitutes forward-looking statements that are inherently subject to risks and uncertainties which could cause Telxon's actual or restated results or other future events pertaining to the company to differ materially from the forward-looking statements. The important factors affecting the realization of those results or the occurrence of those events include, without limitation, the company's ability timely to obtain an adequate replacement credit facility on acceptable terms, the continued adequacy of the company's internal and external sources of working capital in the interim, and the completion of the fiscal
1999

 Telxon Corporation/3330 West Market Street/P.O. Box 5582/Akron, Ohio 44334-0582
                  800.800.8001/Fax 330.664.2058/www.telxon.com


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closing and audit and companion 10-K disclosures within the extension period, as well as general and industry-specific economic conditions, customer acceptance of and demand for the company's products, and competitive pressures. Reference should be made to the discussion of these and other factors affecting Telxon's business and results as included from time to time in the company's filings with the Securities and Exchange Commission.

                                      # # #

For more information:
Alex L. Csiszar
Vice President, Investor and Public Relations
Telxon Corporation
(330) 664-2961